Hertz Global Holdings, Inc. Announces Change in Chief Financial Officer

ESTERO, Fla., August 20, 2018 - Hertz Global Holdings, Inc. (NYSE: HTZ, the “Company” or “Hertz”) today announced that Thomas (Tom) C. Kennedy, Hertz’s Chief Financial Officer (“CFO”), has resigned to pursue the next chapter of his career. The Company thanks Tom for his contributions over the last four and one-half years and wishes him well in his next endeavor.

Hertz also announced that effective on September 10, 2018, Jamere Jackson will join the Company as Chief Financial Officer. Mr. Jackson will oversee all financial aspects of the Company, including financial planning and analysis, accounting and financial reporting, and managing tax, internal audit, treasury and risk management.

Mr. Jackson served as Chief Financial Officer of Nielsen Holdings plc from March 2014 to August 2018. Prior to joining Nielsen Holdings, Mr. Jackson was the Vice President & Chief Financial Officer of GE Oil & Gas - Drilling & Surface. He joined GE in 2004 and held a variety of leadership roles in GE Global Business Services, GE Corporate and GE Aviation before joining GE Oil & Gas. Prior to joining GE, Mr. Jackson held several roles in finance, mergers and acquisitions and strategic planning at The Procter & Gamble Company, Yum! Brands, Inc., First Data Corporation and Total System Services.

Mr. Jackson received his undergraduate degree in finance and business economics from the University of Notre Dame in 1990, is a certified public accountant and is on the Board of Directors of Eli Lilly and Company where he serves as a member of its Audit and Finance Committees.

In the interim period prior to Mr. Jackson formally joining Hertz, Robin Kramer, currently Hertz’s Senior Vice President and Chief Accounting Officer, will assume the additional role of Acting CFO effective immediately. Ms. Kramer joined Hertz in May 2014 as part of the financial leadership team. She has approximately 30 years of accounting, audit and finance experience.

"We are delighted to have Jamere join our team. He is a strategic, results-oriented financial leader with a proven track record of operational excellence," said Kathryn V. Marinello, President and Chief Executive Officer of Hertz. "Additionally, his collaborative leadership style coupled with an extensive and varied background, including in the consumer products and services arena, will serve Hertz well as we execute our growth strategy in a dynamic environment."

Mr. Jackson said, "It's an exciting time to be joining Hertz as it leverages its rich history, brand strength and legacy of innovation to address an evolving marketplace. I look forward to becoming part of the team that is leading the Company through its next phase of transformation."

About Hertz

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands in approximately 10,200 corporate and franchisee locations throughout North America, Europe, The Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized in the world. Product and service initiatives such as Hertz Gold Plus Rewards, Ultimate Choice, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz apart from the competition. Additionally, The Hertz Corporation owns the vehicle leasing and fleet management leader Donlen, operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit: www.hertz.com

Contact:	Hertz Media Relations
mediarelations@hertz.com